UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 18, 2008
CytoCore, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-935	36-4296006

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

414 North Orleans Street, Suite 502, Chicago, Illinois	60610

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (312) 222-9550
N/A

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 18, 2008, CytoCore, Inc. executed a Distribution Agreement with CoMedical, Inc., a sales and distribution company for healthcare products headquartered in Seattle, Washington (“CoMedical”). Pursuant to the agreement, CoMedical will act as the exclusive distributor in the states of Alaska, Washington, Idaho, Montana and Oregon of CytoCore’s SoftPap™ cervical cell collection device designed to screen for cervical cancer.
     The agreement provides for certain annual minimum purchase requirements for the products, ranging from 196,000 units in the first 12-month period to 2.3 million units in the third 12-month period. Prices are established for the products for 2008 and may be adjusted after December 31, 2008 to reflect changes in material and labor costs and to respond to changing market conditions. Such price changes may not occur more than twice per year. Procedures for the return of products and product recalls are as set forth in the agreement. Requirements as to insurance coverage to be maintained by CoMedical at its own expense are also specified.
     CoMedical must use its best efforts to create and maintain a market for, and increase the sales of, the products in its designated territory and provide at its own expense an organization for the continuous sale, promotion and distribution thereof, including its own sales force. CytoCore will provide initial product training and marketing materials, and may from time to time provide additional advertising, promotional and instructional materials. Any advertisements and the media in which they are to be used, as well as promotional and instructional materials, must be approved in advance by CytoCore.
     The agreement’s initial term is three years, and automatically renews for further one-year periods unless notice of termination is received by a party at least 90 days prior to the expiration of the initial term. CytoCore also has the right to terminate the agreement at any time prior to the expiration of its term in the event CoMedical fails to attain the annual minimum purchase requirements or in the event the continued performance of the agreement becomes impractical due to the enactment or threatened enactment of any ordinance, statute, regulation, law or similar provision. The agreement also provides for termination by CytoCore in the event of “cause”, as such term is defined in the agreement, including but not limited to the consistent failure by CoMedical to achieve minimum annual sales volumes or maintain and properly train a sales and service staff of adequate size for meeting such requirements, the transfer by CoMedical of more than 10% of its assets other than in the ordinary course of business or 10% of its capital stock, an attempted sale, transfer or assignment of the agreement without CytoCore’s prior consent, or the bankruptcy or insolvency of the distributor.
     Under the agreement, neither CoMedical nor its affiliates or subsidiaries may sell, promote or otherwise distribute any products that compete directly with the Company’s products, and the distributor may not establish any branch, or maintain any distribution depot, outside of its territory for the sale of the products. The distributor is also bound by confidentiality obligations and acknowledges the rights and ownership, intellectual property and otherwise, of CytoCore in and to the products. CytoCore and CoMedical further agreed to a non-solicitation covenant with respect to any employees or agents, which covenant shall be in force during the term of the agreement and for a two-year period thereafter.

     A copy of the press release announcing the agreement with CoMedical is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
99.1 Press release dated March 17, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoCore, Inc.
Dated: March 21, 2008	By:	/s/ Robert F. McCullough Jr.
Robert F. McCullough Jr.
Chief Executive Officer, Chief Financial Officer and Director